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                                                                    EXHIBIT 10.6









                          MANAGEMENT SERVICES AGREEMENT

                                  by and among

                New Atlanta Ear, Nose & Throat Associates, P.C.,

                              PSC Management Corp.

                                       and

                           Physicians' Specialty Corp.
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                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
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
Section 1.  Key Definitions                                                 1
      1.1   GAAP                                                            2
      1.2   Net Practice Revenues                                           2
      1.3   Physician Expenses                                              2
      1.4   Physician Shareholders                                          2
      1.5   Practice Employees                                              2
      1.6   Practice Expenses                                               2
      1.7   State                                                           3

Section 2.  Advisory Board4
      2.1   Formation and Operation of the Advisory Board                   4
      2.2   Functions of the Advisory Board                                 4

Section 3.  Obligations of Manager                                          5
      3.1   Provision of Services                                           5
      3.2   Medical Offices                                                 5
      3.3   Furniture, Fixtures and Equipment                               6
      3.4   Financial Planning and Goals                                    6
      3.5   Business Office Services                                        6
      3.6   Deposit of Net Practice Revenues                                7
      3.7   Revenue Reports                                                 8
      3.8   Support Services
      3.9   Administrator                                                   8
      3.10  Personnel                                                       8
      3.11  Professional Services                                           9
      3.12  Patient and Financial Records                                   9
      3.13  Marketing Services                                             10
      3.14  Physician Recruitment                                          10
      3.15  Expansion of Practice                                          10
      3.16  Performance of Business Office Services                        10
      3.17  Force Majeure                                                  10
      3.18  Payment of Practice Expenses                                   11
      3.19  Budgets                                                        11

Section 4.  Obligations of Practice12
      4.1   Physician Expenses                                             12
      4.2   Professional Standards                                         12
      4.3   Provider and Payor Relationships                               14
      4.4   Physician Contracts and Powers of Attorney                     14
      4.5   Restrictive Covenants                                          14


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
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
      4.6   Professional Dues and Education Expenses                       17
      4.7   Provision of Services by Practice                              17
      4.8   Physician Shareholder Agreement                                17

Section 5.  Incentive Compensation                                         17
      5.1   Incentive Amounts                                              17
      5.2   Mechanics of Draws                                             18
      5.3   Reconciliation                                                 18
      5.4   Assignment of Security Interest                                18

Section 6.  Term and Termination                                           20
      6.1   Term                                                           20
      6.2   Termination                                                    20
      6.3   Remedies Upon Termination                                      22
      6.4   Repurchase of Equipment and Supplies                           22

Section 7.  Representations and Warranties                                 22
      7.1   Representations and Warranties of Practice                     22
      7.2   Representations and Warranties of Manager                      23

Section 8.  Insurance and Indemnity24
      8.1   Insurance to be Maintained by Practice                         24
      8.2   Indemnification by Manager                                     24
      8.3   Indemnification by Practice                                    24
      8.4   Indemnification Procedure                                      24
      8.5   Key Man Insurance                                              25

Section 9.  Assignment25

Section 10. Compliance with Regulations                                    25
      10.1  Practice of Medicine                                           25
      10.2  Subcontracts                                                   26

Section 11. Independent Relationship26
      11.1  Independent Contractor Status                                  26
      11.2  Referral Arrangements                                          27

Section 12. Guarantees                                                     27

Section 13. Name; License                                                  28



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
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
Section 14. Miscellaneous                                                  28
      14.1  Notices                                                        28
      14.2  Additional Acts                                                29
      14.3  Governing Law                                                  30
      14.4  Captions, etc                                                  30
      14.5  Severability                                                   30
      14.6  Changes in Reimbursement                                       30
      14.7  Modifications                                                  30
      14.8  No Rule of Construction                                        30
      14.9  Counterparts                                                   31
      14.10 Binding Effect                                                 31
      14.11 Enforcement Rights                                             31
      14.12 Costs of Enforcement                                           31


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                          MANAGEMENT SERVICES AGREEMENT


         MANAGEMENT SERVICES AGREEMENT, effective as of ________, 1997 (the "Effective Date"), by and among NEW ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C., a Georgia professional corporation (the "Practice"); PSC MANAGEMENT CORP., a Delaware corporation ("Manager"); and PHYSICIANS' SPECIALTY CORP., a Delaware corporation ("Parent").

                              W I T N E S S E T H :


         WHEREAS, Manager is a wholly-owned subsidiary of Parent and is in the business of managing medical practices and providing management services to individual physicians and physician practice groups;

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of November 26, 1996, between Atlanta Ear, Nose & Throat Associates, P.C. and its shareholders and Manager (the "Asset Purchase Agreement"), Manager has purchased substantially all the assets utilized by Practice in connection with the medical practice conducted by Atlanta Ear, Nose & Throat Associates, P.C.

         WHEREAS, subject to the terms and conditions of this Agreement, Practice desires to engage Manager to provide to Practice management services, facilities, personnel, equipment and supplies necessary for the medical practice conducted by Practice, and Manager desires to accept such engagement;

         WHEREAS, the basis for the financial considerations provided in this Agreement are derived from the revenues to be generated by the medical practice of Practice, the basis for which has been documented by Atlanta Ear, Nose & Throat Associates, P.C. and delivered to Manager prior to the formation and agreement of such financial considerations; and

         WHEREAS, Parent joins in this Agreement to guarantee the performance by Manager of its obligations hereunder.

         NOW THEREFORE, in consideration of the premises and the covenants contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties to this Agreement, Practice, Manager and Parent (collectively, the "Parties") hereby agree as follows:

SECTION 1. KEY DEFINITIONS.

         For purposes of this Agreement, the following are certain important defined terms used in this Agreement (a complete list of defined terms is set forth on Appendix A.

         1.1 GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, in such other statements by such other entity, or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the practices used by Parent and Manager.

         1.2 NET PRACTICE REVENUES. The term "Net Practice Revenues" shall mean all revenues, computed on an accrual basis as defined by GAAP, (after taking into account adjustments for uncollectible accounts, discounts, Medicare, Medicaid, workers' compensation, professional courtesy discounts and other write-offs) generated by or on behalf of Practice or its employees as a result of professional medical services furnished to patients, and other fees or income generated by such persons in their capacity as Physician Shareholders, Practice Employees and employees of Practice, whether rendered in an inpatient or outpatient setting and whether generated from health maintenance organizations, preferred provider organizations, Medicare, Medicaid or rendered to other patients, including, but not limited to, payments received under any capitation arrangement. The term "Net Practice Revenues" shall also include any ancillary services revenues for services provided at the Medical Offices.

         1.3 PHYSICIAN EXPENSES. The term "Physician Expenses" is defined in
Section 4.1 of this Agreement.

         1.4 PHYSICIAN SHAREHOLDERS. The term "Physician Shareholders" shall mean those individuals who are duly licensed to practice medicine in the State and who are shareholders of Practice.

         1.5 PRACTICE EMPLOYEES. The term "Practice Employees" shall mean: (a) those individuals who are duly licensed to practice medicine in the State and who are employees of Practice (other than Physician Shareholders), or those individuals who are otherwise under contract with Practice to provide physician and/or medical services to patients, specifically including nurse practitioners, certified registered nurse anesthetists, physician assistants, Fellows, surgical assistants, certified nurse midwives, individuals with a Masters in Social Work degree, physical therapists, and psychologists with a Masters or a Doctorate degree; and (b) those individuals (other than those described in Section 1.5(a)) required by law, regulatory authority or policy as of the Effective Date, who must be billed through and by a licensed physician and who are therefore required to be employees of the Practice.

         1.6 PRACTICE EXPENSES. The term "Practice Expenses" shall mean all expenses incurred in the operation of the medical practice of Practice at the Medical Offices (as defined in Section 3.1) or otherwise, whether by Manager or by Practice, including, but not limited to: (a) depreciation, amortization, salaries, benefits and other direct costs of all employees and


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independent contractors of Practice (but not including salaries, benefits or other direct costs of Practice Employees (as defined in Section 1.5) or Physician Shareholders (as defined in Section 1.4)); (b) rent and other obligations under leases or subleases for the Medical Offices and equipment used by Practice; (c) personal property taxes and intangible taxes assessed against assets used by Practice (d) charitable contributions budgeted and approved by Manager and Practice; (e) interest expense on indebtedness of or specifically related to the medical practice of Practice, including, without limitation, capital expenditures; (f) utility expenses relating to the Medical Offices; (g) subject to the limitation of Section 3.18, twelve and one-half percent (12-1/2%) of Net Practice Revenues (as defined in Section 1.2), such amount to be retained by Manager as payment for its services and non-allocable costs incurred by Manager attributable to the provision of management services; (h) other expenses incurred by Practice or Manager in carrying out their respective obligations under this Agreement, except as otherwise provided herein; (i) amounts paid by Manager in reimbursement of Practice, pursuant to Section 4.1, for salaries and benefits paid by Practice for those individuals described in
Section 1.5(b); and (j) any reserves reasonably deemed prudent by Manager for anticipated costs or expenses of the medical practice of Practice.

         The term "Practice Expenses" shall not include, among other things: (1) any federal, state or local income taxes of Practice or Manager, or the costs of preparing federal, state or local tax returns; (2) any salaries or benefits payable to Practice Employees or Physician Shareholders, except as covered under subsection (i) above; (3) physician licensure fees, board certification fees and costs of membership in professional associations for Practice Employees and Physician Shareholders; (4) costs of continuing professional education for Practice Employees and Physician Shareholders; (5) costs associated with legal, accounting and professional services incurred by or on behalf of Practice other than as described in the first sentence of Section 3.11; (6) liability judgments assessed against Practice, Practice Employees or Physician Shareholders in excess of policy limits; (7) direct personal expenses of Physician Shareholders or Practice Employees of a kind which are customarily charged to physician shareholders and practice employees (including, but not limited to, cellular phone expenses, car allowances, costs of employees providing personal services to particular Physician Shareholders or Practice Employees, and like expenses personal in nature); (8) capital expenditures except to the extent of depreciation and amortization; or (9) any costs or expenses not designated in this Agreement as being Practice Expenses or costs and expenses designated as the responsibility of Manager.

         Practice Expenses incurred in any budget period in excess of 120% of budgeted amounts (measured on an aggregate, not line item, basis) resulting in more than a 20% decrease in the budgeted pre-tax income of Practice shall be the sole obligation of Manager, unless incurrence of such expenses is approved by the Advisory Board described in Section 2.1 below, such approval not to be unreasonably withheld if the expenses are commercially reasonable in nature and amount under the circumstances.

         1.7 STATE. The term "State" shall mean the State of Georgia, which is where the medical practice of Practice is located.



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SECTION 2. ADVISORY BOARD.

         2.1 FORMATION AND OPERATION OF THE ADVISORY BOARD. Manager and Practice shall establish an Advisory Board responsible for advising Manager in connection with the development of management and administrative policies for the overall operation of the medical practice of Practice. The Advisory Board shall consist of four (4) members. Manager shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Practice shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Except as may otherwise be provided, the act of a majority of the members of the Advisory Board shall be the act of the Advisory Board.

         2.2 FUNCTIONS OF THE ADVISORY BOARD. The Advisory Board shall review, evaluate and make recommendations to Practice and Manager with respect to the following matters:

                  (a) Annual Budgets. All annual capital and operating budgets prepared by Manager, as set forth in Sections 3.4 and 3.19, shall be subject to review and approval by the Advisory Board, which shall make recommendations to Manager with respect to proposed changes therein.

                  (b) Physician Employment and Recruitment. The Advisory Board shall advise Manager and Practice with respect to the types of physicians required for the efficient operation of the medical practice of Practice and the content of all physician employment and recruitment contracts to be utilized by Practice.

                  (c) Strategic Planning. The Advisory Board shall make recommendations to Manager regarding the development of long-term strategic planning objectives for Practice.

                  (d) Capital Expenditures. The Advisory Board shall make recommendations to Manager regarding the priority of major capital expenditures for the medical practice of Practice.

                  (e) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the operations of the medical practice of Practice shall be reviewed by the Advisory Board and shall be based, in the judgment of Manager, upon economic feasibility, physician support, productivity and then-current market conditions.

                  (f) Provider and Payor Relationships. The Advisory Board shall review and advise Manager and Practice with respect to the establishment or maintenance of relationships with institutional healthcare providers and payors.

                  (g) Ancillary Services. The Advisory Board shall review and make recommendations to Manager and Practice regarding the provision of ancillary services based upon the pricing, access to and quality of such services.


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                  (h) Patient Fees, Collection Policies. At least annually, the
Advisory Board shall review and advise Manager and Practice with respect to the fee schedule for all physicians and ancillary services rendered by Practice.

                  (i) Advertising. The Advisory Board shall advise Manager with respect to all advertising and other marketing of services performed at the Medical Offices of Practice, including design and erection of exterior signs.

                  (j) Exceptions to Inclusion in Net Practice Revenues. The Advisory Board will review and make recommendations to Manager and Practice with respect to the proposed exclusion of any revenue from Net Practice Revenues.

                  (k) Grievance Referrals. The Advisory Board shall consider, review and make recommendations to Manager and Practice with respect to any matters arising in connection with the operations of Practice that are not specifically addressed in this Agreement and as to which Manager or Practice requests consideration by the Advisory Board.

Notwithstanding any contrary provision of this Agreement, it is acknowledged and agreed that other than as provided in Section 2.2(a), recommendations of the Advisory Board are intended for the advice and guidance of Manager and Practice and that the Advisory Board does not have the power to bind Manager or Practice. Where discretion with respect to any matter is vested in Manager under the terms of this Agreement, Manager shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Advisory Board. Manager and Practice shall, however, take such recommendations of the Advisory Board into account in good faith in the exercise of such discretion.

SECTION 3. OBLIGATIONS OF MANAGER.

         3.1 PROVISION OF SERVICES. Practice hereby engages Manager for the term of this Agreement, and Manager hereby accepts such engagement, to provide to Practice the business management and services, personnel, equipment and supplies provided for in this Section 3 (collectively "Management Services"). Manager shall provide the Management Services at the medical offices located at those locations set forth on Exhibit 3.1, or at such other place or places as may be agreed upon by the parties. The medical offices or such other places at which the Management Services are to be provided are referred to as the "Medical Offices."

         3.2 MEDICAL OFFICES. Manager shall pay out of Net Practice Revenues all rent due from the Effective Date forward with respect to the Medical Offices, and all costs of repairs, maintenance and improvements, telephone, electric, gas and water utility expenses, insurance, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in connection with the operations of Practice including, but not limited to, related real or personal property lease payments and expenses, taxes and insurance. Manager shall consult with Practice with respect to the condition, use and needs of the Medical Offices, as expanded, improved or relocated from time to time.


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         3.3 FURNITURE, FIXTURES AND EQUIPMENT. Manager agrees to provide or have provided to medical offices those supplies and items of furniture, fixtures and equipment as are determined by Manager, after consultation with Practice, to be necessary and/or appropriate for Practice's operations at the Medical Offices during the term of this Agreement (all such items of furniture, fixtures and equipment are collectively referred to hereinafter as the "FFE") subject, however, to the following conditions:

                  (a) Practice shall have the use of the FFE only during the term of this Agreement and title to the FFE shall be and remain in Parent, Manager and/or PSC at all times during such term.

                  (b) Manager shall be responsible for, and pay for out of Net Practice Revenues, all repairs, maintenance and replacement of the FFE, except for repairs, maintenance and replacement necessitated by the negligence of Practice, its employees and agents.

         3.4 FINANCIAL PLANNING AND GOALS. Manager will prepare, in consultation with Practice, annual capital and operating budgets reflecting, in reasonable detail anticipated revenues and sources and uses of capital for growth in the medical practice of Practice.

         3.5 BUSINESS OFFICE SERVICES. Practice hereby appoints Manager as its sole and exclusive manager and administrator of all business functions and services related to Practice's services during the term of this Agreement. Without limiting the generality of the foregoing, in providing the Management Services, Manager shall perform the following functions:

                  (a) Manager shall evaluate, negotiate and administer all managed care contracts on behalf of Practice and shall consult with Practice on all professional or clinical matters relating thereto.

                  (b) Manager shall provide ongoing assessment of business activity including product line analysis, outcomes monitoring and patient satisfaction.

                  (c) Manager shall be responsible for ordering and purchasing all medical and office supplies reasonably required in the day-to-day operation of the medical practice of Practice at the Medical Offices.

                  (d) Manager shall make application and negotiate for the procurement of professional liability insurance covering persons in the coverage amounts set forth in Section 8.1. This coverage shall be made available to Practice. Practice, however, shall have the right to obtain coverage from an alternative provider reasonably acceptable to Manager.

                  (e) Manager shall bill and collect from payors, intermediaries and patients all professional fees for medical services and for ancillary services performed at the Medical Offices by Practice and Practice's employees and agents, including, but not limited to, Physician


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Shareholders and Practice Employees. For the term of this Agreement, Practice hereby appoints Manager power of attorney and as its true and lawful attorney-in-fact for the following purposes:

                           (i) To bill payors, fiscal intermediaries or patients
in Practice's name, under its provider number(s) when obtained and on its behalf, and until such time as Practice has obtained its provider number(s), bill, in the Physician Shareholders' and Practice Employees' names under their respective provider numbers and on their behalf;

                           (ii) To collect accounts receivable and claims for
reimbursement that are generated by such billings in Practice's name and on Practice's behalf, and in the name and on behalf of all Physician Shareholders and Practice Employees;

                           (iii) To place such accounts for collection, settle
and compromise claims, and institute legal action for the recovery of accounts;

                           (iv) Following receipt by Practice, to take
possession of payments from patients, Blue Shield, insurance companies, Medicare, Medicaid and all other payors with respect to services rendered by Practice, Physician Shareholders and Practice Employees, and Practice hereby covenants to forward such payments to Manager for deposit;

                           (iv) To endorse in the name of Practice, or any
Physician Shareholder or Practice Employee, any notes, checks, money orders, insurance payments and any other instruments received by Practice as payment of such accounts receivable;

                           (v) To collect in Practice's name and on its behalf,
and in the name and on behalf of all Physician Shareholders and Practice Employees, all Net Practice Revenues;

                           (vi) To pledge the accounts receivable as collateral
or otherwise encumber the accounts receivable without the approval of the Advisory Board or Practice (all actions with respect to any discounting, selling or encumbering accounts receivable involving Medicare or Medicaid shall not be inconsistent with applicable laws and regulations relating thereto); and

                           (vii) To sign checks on behalf of Practice and make
withdrawals from Practice bank accounts for payments specified in this Agreement and as requested from time to time by Practice.

         3.6 DEPOSIT OF NET PRACTICE REVENUES. During the term of this Agreement, all Net Practice Revenues collected shall be received directly by Practice at the Practice location, and each business day Practice will transfer all collected Net Practice Revenues into a bank account as specifically directed by Manager, of which Manager shall be the owner and from which Manager shall have the sole right to make withdrawals to pay Practice Expenses and Incentive Compensation (as defined in Section 5.1) on a monthly basis and, at the direction of Practice, to transfer pursuant to Section 5.2 remaining Net Practice Revenues by the fifteenth day of each


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month in arrears to an account designated by Practice from which Practice will pay Physician Expenses. Manager shall maintain its accounting records in such a way as to clearly segregate Net Practice Revenues from other funds of Manager. Practice and Manager hereby agree to execute from time to time such documents and instructions as shall be required by the Credit Facility Lender (as defined in Section 5.4(b)) and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions.

         3.7 REVENUE REPORTS. Manager shall maintain revenue reports, as determined by the books and records of Manager, with respect to the operations of Practice. Revenue reports shall reflect the total gross revenues and Net Practice Revenues generated by or on behalf of the medial practice of Practice. Manager shall provide Practice with monthly revenue reports and shall provide a year-end revenue report for Practice within ninety (90) days after the end of each calendar year.

         3.8 SUPPORT SERVICES. Manager shall provide all reasonable and necessary computer, management information, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, laundry, linen, janitorial and cleaning services and management services to improve efficiency and workflow systems and procedures, as determined by Manager after consultation with Practice.

         3.9 ADMINISTRATOR. Manager shall provide an Administrator to manage and administer all of the day-to-day business functions and services of the medical practice of Practice. The Administrator will be selected by Manager after prior consultation with Practice, and Manager shall determine the salary and fringe benefits of the Administrator, but shall consult with Practice with respect thereto.

         3.10 PERSONNEL. Manager shall provide such non-physician personnel as determined by Manager, after consultation with Practice, to be reasonably necessary for the effective operation of the medical practice of Practice at the Medical Offices, subject, however, to the following:

                  (a) Manager shall provide to Practice all nurses, medical records personnel and other medical support personnel as requested by Practice and as shall be reasonably necessary for the operation of Practice's medical practice at the Medical Offices. As to the nursing and non-physician medical support personnel provided under this Section 3.10(a), Manager shall determine the salaries and benefits of all such personnel, but shall consult with Practice with respect thereto. Manager shall also recommend the assignment of all such personnel to perform services at the Medical Offices; provided, however, that Practice shall have the right to approve, based primarily on professional competence, the assignment of all non-physician medical support personnel to provide services at the Medical Offices and Manager shall, at Practice's request, reassign and replace such personnel from time to time who are not, in Practice's reasonable and good faith judgment, adequately performing the required professional services.


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



                  (b) Manager shall provide to Practice all business office personnel (i.e., clerical, secretarial, bookkeeping and collection personnel) reasonably necessary for the maintenance of patient records, collection of accounts receivable and upkeep of the financial books of account to the extent that same are required for, and directly related to, the operation of the medical practice by Practice. As to the personnel provided under this Section, Manager shall determine the salaries and fringe benefits of all such personnel, but shall consult with Practice with respect thereto.

                  (c) In exercising its judgment with regard to personnel as provided in Section 3.9 and this Section 3.10, Practice agrees not to discriminate against such personnel on the basis of race, religion, age, sex, disability or national origin.

                  (d) In recognition of the fact that personnel provided to Practice under this Agreement may perform services from time to time for others, this Agreement shall not prevent Manager from performing such services for others or restrict Manager from so using such personnel. Manager will make every effort consistent with sound business practices to honor the specific requests of Practice with regard to the assignment of such personnel; provided, however, that except for non-physician medical support personnel, Manager hereby retains the sole and exclusive decision-making authority regarding all such personnel assignments.

                  (e) If Practice requests secretarial, clerical, bookkeeping, management and non-physician medical support personnel in addition to personnel determined to be necessary and/or appropriate by Manager, and such personnel and/or services are provided by mutual agreement between Manager and Practice, all costs and expenses incurred by Manager in providing such additional personnel shall be paid to Manager by Practice.

         3.11 PROFESSIONAL SERVICES. Manager shall use reasonable efforts to arrange for or render to Practice such business, legal and financial management consultation and advice as may be reasonably required or requested by Practice and directly related to the operations of Practice. Manager shall not be responsible for any services requested by or rendered to any individual, employee or agent of Practice not directly related to the operations of Practice nor shall Manager be responsible for rendering any legal or tax advice or services or personal financial services to Practice or any employee or agent of Practice.

         3.12 PATIENT AND FINANCIAL RECORDS. Manager shall maintain all files and records relating to the operation of Practice including, but not limited to, customary financial records and patient files. The management of all files and records shall comply with all applicable federal, state and local laws, statutes, rulings, orders, ordinances and regulations ("Laws"), and all files and records shall be located so that they are readily accessible for patient care, consistent with ordinary records management practices. Practice shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of Practice. Manager shall have reasonable access to such records and, subject to applicable Laws and accreditation policies, Manager shall be permitted to retain true and complete copies of such records. Manager hereby agrees to preserve the confidentiality of such


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



patient medical records and to use the information in such records only for the limited purposes necessary to perform the Management Services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of Practice.

         3.13 MARKETING SERVICES. Manager shall use its commercially reasonable efforts to market the medical services provided by Practice. Such marketing shall be undertaken in a tasteful and professional manner, shall be in compliance with applicable Laws relating to advertising by the medical profession, and shall be subject to review by the Advisory Board as set forth in
Section 2.2(i). The parties agree that, at the option of Manager, the "Physicians' Specialty Corp." name may be included on any or all signage, letterhead, professional announcements and the like relating to Practice subject to state law restrictions on the corporate practice of medicine.

         3.14 PHYSICIAN RECRUITMENT. At the request of Practice, Manager shall perform administrative services relating to the recruitment of physicians for Practice. Practice shall determine the need for additional physicians in consultation with Manager. All such physicians recruited by Manager and accepted by Practice shall be shareholders or employees of Practice (if such physicians are hired as employees) and not of Manager. Any expenses incurred in the recruitment of physicians shall be treated as Practice Expenses. Practice agrees that all physicians hired by the Practice shall execute a Physician Employment Agreement in a form approved by Manager (the "Physician Employment Agreements"). Practice agrees not to change the form of the Physician Employment Agreement without Manager's prior written consent.

         3.15 EXPANSION OF PRACTICE. Manager will assist Practice in attempting to add additional office-based procedures, in establishing new satellite office(s) that are commercially reasonable and beneficial to Practice, as determined by Practice and Manager to be beneficial to Practice, and in developing relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations, preferred provider organizations, etc., to assist in the continued growth and development of the medical practice of Practice. Practice will cooperate with Manager in such efforts and use its best efforts to assist Manager with respect thereto. Without limiting the generality of the foregoing, Practice will not enter into any agreements with respect to any such matters without the prior consent of Manager.

         3.16 PERFORMANCE OF BUSINESS OFFICE SERVICES. Manager is hereby expressly authorized to perform its business office services hereunder in whatever reasonable manner it deems appropriate to meet the day-to-day requirements of the non-medical business functions of Practice's medical practice at the Medical Offices. Manager may perform some or all of the business office functions of Practice at locations other than at the Medical Offices.

         3.17 FORCE MAJEURE. Manager shall not be liable to Practice for failure to perform any of the services required under this Agreement in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which Manager has no control for so long as such event continues and for a reasonable period of time thereafter.

         3.18 PAYMENT OF PRACTICE EXPENSES.  Manager shall pay all
Practice Expenses as they become due out of Net Practice Revenues; provided, however, that Manager may, in the name of and on behalf of Practice, contest in good faith any claimed Practice Expenses as to which there is any dispute regarding the nature, existence or validity thereof. Manager shall be entitled, on a monthly basis, as a Practice Expense payable to itself, to retain from Net Practice Revenues the amount specified in Section 1.6(g). The amounts retained pursuant to Section 1.6(g) will not exceed [$2.307.750 - adjust for pending practice acquisitions that are closing simultaneously] on an annual basis, unless Practice expands its number of Physician Shareholders or physician Practice Employees in connection with an asset or practice acquisition consummated by Manager or Parent (or affiliate thereof). In such case the amount of [$2,307,750] in the preceding sentence shall be increased by an amount equal to the product of (x) 150%, (y) the trailing twelve (12) months of net practice revenues of said acquisition target and (z) 12.5%. For example, an acquisition of assets by Manager or Parent (or affiliate thereof) of a practice which has physicians join the Practice as Physician Shareholders or Practice Employees and has trailing twelve months net practice revenue of $1.0 million will result in an increase in the [$2,307,750] amount described above by $187,500 ($1.0 million x 150% x 12.5%), which would result an aggregate retained amount on an annual basis of [$2,492,250] after such acquisition. Practice acknowledges and agrees that the amount to be retained by Manager pursuant to Section 1.6(g) is reasonable and fair, given the undertakings of Manager as set forth in this Agreement and the other benefits and value that accrue to Practice as a result of this Agreement.

         3.19 BUDGETS.

                  (a) As part of the Manager's responsibilities under this Agreement, the Manager shall prepare annual capital and operating budgets for the Practice for each budget period in accordance with the provisions of this
Section 3.19. As used herein, a budget period means a fiscal year of Practice unless otherwise provided.

                  With respect to each budget period following the initial budget period, the Manager shall prepare and deliver a preliminary draft of each such budget to the Advisory Board at least 30 days prior to the commencement of the budget period to which such budget relates. The Advisory Board shall provide any comments or suggested changes to such preliminary drafts to the Manager within 15 days after receipt thereof. The Manager shall then submit a revised budget to the Advisory Board for approval by the Advisory Board no later than 15 days after the end of the 15-day period referred to in the immediately preceding sentence. The Advisory Board shall then approve or disapprove of, but not modify or amend the budget within 15 days of receiving it. The foregoing time periods during which drafts of the budget are to be delivered and approved shall be subject to adjustment from time to time as determined appropriate by the Advisory Board and Manager.

                  If prior to the commencement of any budget period, the Advisory Board has not yet approved the budget, then the Manager and the Advisory Board will work diligently in good faith to obtain such approvals, and until such approvals are obtained, with respect to the budget, (i) as to any disputed line items, the immediately preceding budget period's budget shall be controlling until such time, if any as agreement is reached on the amounts to be allocated to such disputed line items, specifically as follows: (A) non-recurring or extraordinary items shall not be continued from the budget for the immediately preceding budget period, (B) if the previous budget was for a budget period of less than 12 months, it shall be annualized, (C) all items subject to an automatic increase, such as rent and taxes, shall be budgeted at the increased rate (D) for items such as employee salaries and benefits, the total salary and benefits number shall be adjusted to take into account changes in the number and classifications of employees employed or contracted, and (ii) as to any line items which are not in dispute, the revised budgets submitted by the Manager shall control.

                  (b) The parties agree that the Manager shall have the authority and discretion to reallocate cost and expense line items within the budget, so long as the pre-tax income targets within such budgets are not adversely impacted.

SECTION 4. OBLIGATIONS OF PRACTICE.

         4.1 PHYSICIAN EXPENSES. Practice shall be solely responsible for the payment, when due, of all costs and expenses incurred in connection with Practice's operations that are not Practice Expenses ("Physician Expenses"), including, but not limited to, insurance premiums for policies of malpractice insurance, deductibles under such policies of malpractice insurance, any and all costs and expenses incurred with respect to claims under such policies of malpractice insurance, salaries and benefits, workers' compensation, retirement plan contributions, health, disability and life insurance premiums, payroll taxes, cellular phone and automobile expenses incurred by or in connection with the employment of all Physician Shareholders and Practice Employees. Practice shall be responsible for paying as a Physician Expense salaries, benefits and other similar direct costs for all Practice Employees and Physician Shareholders. Practice shall pay all Physician Expenses as they become due. However, Practice shall pay the salaries and benefits for those individuals described in Section 1.5(b), but Manager shall reimburse Practice for all such salaries and benefits and such reimbursement amounts shall be a Practice Expense under Section 1.6.

         4.2 PROFESSIONAL STANDARDS.

                  (a) It is expressly acknowledged by the parties to the Agreement that all medical services provided at the Medical Offices shall be performed solely by physicians and allied health care professionals duly licensed to practice medicine in the State. The professional services provided by Practice and its Physician Shareholders and Practice Employees shall at all times be provided in accordance with applicable ethical standards and Laws applying to the medical profession. Practice shall at all times during the term of this Agreement be and remain legally organized and authorized to provide medical care and services in a manner consistent with all state and federal laws. Practice will cooperate with Manager in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with the medical practice of Practice. If any disciplinary actions or professional liability actions are initiated against any Physician Shareholder or Practice Employee, Practice shall immediately inform Manager of such action and the underlying facts and circumstances. Practice agrees to implement and maintain a program to monitor the quality of medical care provided by Practice, and Manager shall render administrative assistance to Practice on an as-requested basis to assist Practice in implementing and maintaining such program.

                  (b) Practice shall at all times during the term of this Agreement assure that each physician of the Practice shall:

                           (i) maintain an unrestricted license to practice
medicine in the State and maintain good standing with the Medical Board of the State;

                           (ii) maintain a federal Drug Enforcement
Administration certificate without restrictions, to prescribe controlled substances as are customarily prescribed by physicians practicing in Physician's practice specialties;

                           (iii) maintain hospital medical staff memberships and
clinical privileges at those facilities set forth on Part Three of Exhibit A of the Physician Employment Agreement as amended from time to time;

                           (iv) perform all professional services through
Practice and in accordance with all Laws and with prevailing standards of care and medical ethics and with practice protocols and policies as adopted from time to time by Practice;

                           (v) maintain Physician's skills through continuing
education and training, including participation in those programs designated by Practice from time to time;

                           (vi) maintain eligibility for insurance under the
professional liability policy or policies at a commercially reasonable cost as determined by Practice carried by or on behalf of Practice for Physician's practice specialties, to the extent Physician is covered by such policy or policies pursuant to Section 5.2 of the Physician Employment Agreement;

                           (vii) maintain Physician's board-certified or
board-eligible status in Physician's practice specialties;

                           (viii) qualify and maintain Physician's qualification
as a participating provider in the Medicare and State of Georgia Medicaid programs;

                           (ix) abide by the Principles of Medical Ethics of the
American Medical Association and the Medical Society of the State;

                           (x) comply with all Laws applicable to the conduct of
Physician's activities, as well as with the articles of incorporation, bylaws and other corporate governance documents of Practice and other rules or regulations adopted from time to time by Practice;

                           (xi) promptly disclose to Practice (i) the
commencement or pendency of any legal action, administrative proceeding or investigation, medical staff or professional disciplinary actions against Physician or (ii) the existence of any circumstances that could reasonably be expected to form the basis of or lead to any such action, proceeding or investigation;

                           (xii) abide by any guidelines adopted by Practice or
any person or entity providing management services to Practice designed to encourage the appropriate, efficient and cost-effective delivery of medical services, subject always to the clinical judgment of Physician, and cooperate with and participate in all Practice programs regarding quality assurance, utilization review, risk management and peer review;

                           (xiii) maintain appropriate and accurate medical
records in accordance with accepted medical standards and Practice policies with respect to all patients evaluated and treated; and

                           (xiv) satisfy such other reasonable requirements as
are established from time to time by Practice.

         4.3 PROVIDER AND PAYOR RELATIONSHIPS. Practice shall advise Manager on matters relating to the establishment or maintenance of relationships with institutional healthcare providers and third-party payors, including, but not limited to, managed care programs, health maintenance organizations and preferred provider organizations. Without limiting the generality of the foregoing, Practice shall cooperate with Manager in the development and operation of integrated healthcare delivery systems developed from time to time by Manager for the benefit of Manager's affiliates.

         4.4 PHYSICIAN CONTRACTS AND POWERS OF ATTORNEY. (a) During the term of this Agreement Practice shall maintain Employment Agreements substantially in the form of Exhibit A hereto with all Physician Shareholders and other physician practitioners employed or otherwise retained by Practice as Practice Employees. Practice shall not amend any of the Employment Agreements or waive any rights thereunder without the prior consent of Manager.

                  (b) Practice shall require all Physician Shareholders and physician Practice Employees to execute and deliver to Manager powers of attorney, satisfactory in form and substance to Manager, appointing Manager as attorney-in-fact for each such Physician Shareholder and physician Practice Employee for the purposes set forth in Section 3.5(e) to the extent authorized by law.

         4.5 RESTRICTIVE COVENANTS.

                  (a) Practice acknowledges and agrees that the services to be provided by Manager hereunder are feasible only if Practice operates a vigorous medical practice to which its Physician Shareholders and Practice Employees devote their full time and attention (other than Physician Shareholders or Practice Employees employed on a part-time basis with the consent of Manager which consent will not be unreasonably withheld where it is in the best interest of the Practice due to the approaching retirement of a physician or will not adversely affect Net Practice Revenues). Accordingly, Practice agrees that, during the term of this Agreement, it shall not, without the prior written consent of Manager, establish, operate or provide physician services at any medical office, clinic or other healthcare facility in the State which provides services substantially similar to those offered by Practice at the Medical Offices other than services at healthcare facilities in a manner consistent with past practices of Practice or, prior to the date hereof, Atlanta Ear, Nose & Throat Associates, P.C.

                  (b) During the term of this Agreement and for a period of eighteen (18) months following the termination or expiration of this Agreement, Practice shall not, in the State, alone or in conjunction with any other person or entity, without the prior written consent of Manager, solicit or attempt to solicit any employee, consultant, contractor or other personnel affiliated with Manager (or who was affiliated with Manager at any point during the six months prior to termination of this Agreement) to terminate, alter or lessen that party's affiliation with Manager or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Manager.

                  (c) If this Agreement is terminated for any reason other than by Practice pursuant to Section 6.2 (b) below, Practice shall not for a period of eighteen (18) months following the effective date of such termination, engage or contract with any person, firm or entity (or group of affiliated entities) for the provision of comprehensive management services to Practice at the Medical Offices (or at any new or replacement medical offices of Practice in the State) substantially of the kind contemplated by this Agreement.

                  (d) The intellectual and other property rights in any work product, discoveries or inventions developed or acquired by Practice, the Physician Shareholders or Practice Employees or any other personnel or agents of such parties (other than intellectual and other property rights developed or acquired by a Physician Shareholder and specifically excluded in such individual's employment agreement with Practice) during the term of this Agreement (the "Practice IP") shall be deemed to be owned exclusively by the Manager. The Practice hereby unconditionally and irrevocably transfers and assigns to Manager all rights, title and interest the Practice may currently have (or in the future may have) by operation of law or otherwise in or to any Practice IP, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Practice agrees to execute and deliver to Manager any transfers, assignments, documents or other instruments which Manager may deem necessary or appropriate to vest complete title and ownership of any Practice IP, and all associated rights, exclusively in Manager. The Physician Employment Agreements shall have a provision comparable to this paragraph (d) assigning these Practice IP rights from the Practice physicians to Practice, in contemplation of their reassignment from Practice to Manager as herein provided, subject only to such exclusions as are provided in the form of Physician Employment Agreement approved by Manager.

                  (e) Practice acknowledges and agrees that Manager's Trade Secrets and Confidential Information (both as defined below) represent a substantial investment by Manager. Practice also acknowledges and agrees that any unauthorized disclosure or use of any of Manager's Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to Manager. Except as required in order to perform Practice's obligations under this Agreement, Practice shall not, without the express prior written consent of Manager, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Confidential Information during the term of this Agreement and for a period of three (3) years after the final date of the term of this Agreement; and (ii) any Trade Secrets at any time (during or after the term of this Agreement) during which such information or data shall continue to constitute a "trade secret" under applicable law. Practice further agrees to cooperate with (and require its physicians and other personnel to comply with) any reasonable confidentiality requirements of Manager. Practice shall immediately notify Manager of any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information of Manager of which Practice becomes aware. For purposes of this Agreement "Confidential Information" shall mean valuable, non-public competitively sensitive data and information relating to Manager's, Parent's or PSC's business other than Trade Secrets (which shall have the meaning given that term under applicable law) that is not generally known by or readily available to competitors of Manager, including, without limitations, computer software and management information systems provided by Manager.

                  (f) Unless otherwise agreed by Manager in writing, Practice shall enforce vigorously the covenants (and any liquidated damages provisions) of the Physician Shareholders and other physician employees of Practice set forth in the Physician Employment Agreements (which the Parties agree will be in substantially the form of Exhibit A) with counsel approved by Manager. Practice and such counsel shall cooperate with Manager in any such litigation and all major litigation decisions and strategy shall be subject to approval of Manager, and Practice shall not compromise or settle any such litigation without Manager's approval. In the event that the Practice recovers liquidated damages (or other damages) from any physician for breach of such a covenant, then the Practice shall promptly remit to Manager an amount equal to any and all such amounts so received. Manager agrees to pay the fees and disbursements of counsel of Practice approved by it. Practice shall not take any action that, under this Agreement, is to be taken only by Manager. The Parties agree and the Physician Employment Agreement shall provide that the actual losses to be suffered by Manager will be difficult to ascertain, but the liquidated damages set forth have been arrived at after good faith effort to estimate such losses. Practice specifically acknowledges and agrees that Manager would not have entered into this Agreement but for Practice's covenant to enforce the Physician Employment Agreements as provided above and that the failure of any physician to comply with such agreements will result in Manager suffering extensive economic damages.

                  (g) Manager and Practice acknowledge and agree that Manager's remedy at law for any breach or attempted breach of the foregoing provisions may be inadequate and that Manager shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or attempted breach, in addition to any other remedies which might be available at law or in equity. If the duration, scope or geographic area contemplated by the foregoing provisions is determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.


         4.6 PROFESSIONAL DUES AND EDUCATION EXPENSES. Practice and its Physician Shareholders and Practice Employees, subject to Manager approval, shall be solely responsible for all costs and expenses associated with membership in professional associations and continuing professional education. Practice shall ensure that each of its Physician Shareholders and Practice Employees participates in such continuing medical education activities as are necessary for such physicians to remain current in their respective specialties, including, but not limited to, the minimum continuing medical education requirements imposed by applicable laws and policies of applicable specialty boards.

         4.7 PROVISION OF SERVICES BY PRACTICE. Practice shall maintain at least the same quality and scope of medical practice and other health care services provided by Atlanta Ear, Nose & Throat Associates, P.C. prior to the date hereof and shall use its reasonable good faith efforts to enhance the medical practice of the Practice and to comply with all Practice budgets. Practice shall engage a sufficient member of Physician Shareholders or physician Practice Employees to provide services to patients of the Practice at normal office hours at the Medical Offices and to provide coverage during all appropriate hours of all hospitalized patients of Practice whether on any inpatient or outpatient basis.

         4.8 PHYSICIAN SHAREHOLDER AGREEMENT. Practice represents that it has delivered to Manager a true and correct copy of the shareholder agreement between Practice and its Physician Shareholders and will cause all new shareholders of Practice to execute such agreement prior to becoming a shareholder in Practice. Practice shall not amend the shareholder agreement so as to cause the shareholder agreement to contravene or conflict with this Agreement or the Employment Agreements between Practice and its physician employees.


SECTION 5. INCENTIVE COMPENSATION.

         5.1 INCENTIVE AMOUNTS. Practice agrees that Manager shall be entitled to incentive compensation ("Incentive Compensation") as set forth on Exhibit B. With respect to any partial calendar years during which this Agreement is in effect, Incentive Compensation shall be prorated according to the number of calendar days actually elapsed during such partial calendar year. The Incentive Compensation will be paid, as described below, in the form of monthly draws (which will provide Manager with an amount that is estimated in accordance with the formula set forth on Exhibit B) with an adjustment at each year end to account for any differences between the amount of Incentive Compensation paid as draws and the amounts calculated based on the complete year end revenue and expense figures.

         5.2 MECHANICS OF DRAWS. Following the end of each month, Manager shall make an estimate of the collection percentage ("Estimated Collection Percentage") for such month's gross Practice revenues. The Estimated Collection Percentage may vary depending on historical collection percentages, changes in fee schedules, changes in third party reimbursement, bad debt write-offs and similar adjustments. The Estimated Collection Percentage will then be applied to such month's gross Practice revenues, resulting in estimated Net Practice Revenues for such month. Draws of Incentive Compensation attributable to such month will be determined by applying the formula set forth on Exhibit B to the excess of Net Practice Revenue over Practice Expenses and will be paid by the 15th day of the following month. An amount equal to the excess of Net Practice Revenues over Practice Expenses will be transferred by Manager to Practice and used by Practice to pay Physician Expenses on such 15th day.

         5.3 RECONCILIATION.

                  (a) As soon as reasonably practicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, Manager will adjust the Estimated Collection Percentage based on actual net cash collections attributable to the gross Practice revenues for such year and shall determine actual Net Practice Revenues. Within forty-five (45) days after the end of such one hundred twenty (120) day period, and based on the financial statements prepared by Manager in good faith pursuant to Section 3.7, Manager shall retain an amount equal to the aggregate Incentive Compensation payable with respect to such calendar year, less the aggregate sum of all draws by Manager pursuant to Section 5.2 during such period.

                  (b) In the event that, after making the calculation contemplated by Section 5.3(a), it is determined that draws by Manager under
Section 5.2 for the applicable calendar year exceed the amount which it is ultimately entitled to receive with respect to such year as Incentive Compensation (an "overdraft"), Manager shall pay the amount of such overdraft to Practice within ninety (90) days after the end of the year. In the event Practice disagrees with Manager's computation of Net Practice Revenues or Incentive Compensation, it shall have the right to review, upon reasonable notice to Manager, the documents used in determining such amounts.

         5.4 ASSIGNMENT OF SECURITY INTEREST.

                  (a) Practice hereby exclusively and irrevocably assigns and sets over to Manager all of Practice's rights to all revenue generated by the Physician Shareholders and Practice Employees with respect to any services rendered prior to the effective date of expiration or termination of this Agreement, except as otherwise provided in this Agreement, and grants to Manager the right to retain such proceeds for its own account for application in accordance with this Agreement, and shall obtain a like assignment from all Physician Shareholders and Practice

Employees; provided, that in the case of revenue generated as a result of billing for services under Medicare or Medicaid such assignment shall only be an assignment of proceeds of accounts receivable consistent with the provisions of applicable law. Practice shall endorse (and shall cause each Physician Shareholder or Practice Employee to endorse) any payments received on account of such services to the order of Manager and shall take such other actions as may be necessary to confirm to Manager the rights set forth in this Section 5.4(a).

                  Without limiting the generality of the foregoing, it is the intent of the parties that the assignment to Manager of the rights described in
Section 5.4(a) above shall be inclusive of the rights of Practice and the Physician Shareholders and Practice Employees to proceeds of payment with respect to any services rendered prior to the effective date of any expiration or termination of this Agreement. Practice agrees and shall cause each Physician Shareholder and Practice Employee to agree, that Manager shall retain the right to collect any and all accounts receivable and claims for reimbursement relating to any such services rendered prior to the effective date of any such expiration or termination ("Pre-Termination Accounts Receivable"), and that the proceeds thereof will be transferred to Manager's account to be applied in accordance with Section 3.6 and the other provisions of this Agreement.

         In addition and as a supplement to Practice's obligations as otherwise set forth herein, Practice shall, with all deliberate speed, apply for and maintain in effect any and all provider and/or supplier numbers, including but not limited to Medicare and Medicaid numbers, in Practice's name. If Practice is unable to obtain such provider and/or supplier numbers, Practice shall cause Physician Shareholders to maintain each of their provider numbers, including but not limited to Medicare and Medicaid numbers, necessary or appropriate to obtain payment or reimbursement for all medical services provided by such Physician Shareholders and shall further cause each Physician-Shareholder who provides services to the Practice to execute any and all documentation necessary to effectuate the assignments of revenues to Manager as contemplated by this Agreement.

                  (b) Practice acknowledges that Manager and Parent may, to the extent permitted by law, grant a security interest in the Pre-Termination Accounts Receivable and proceeds thereof to their factor(s) or lender(s) under Manager's or Parent's working capital credit facility (whether one or more, "Credit Facility Lender"), as in effect from time to time. Practice agrees that such security interest of the Credit Facility Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by Practice or any Physician Shareholder or Practice Employee with respect to Pre-Termination Accounts Receivable or the proceeds thereof under this Agreement. Practice further agrees, and shall cause each Physician Shareholder and Practice Employee to agree, that, upon the occurrence of an event which, under the terms of such working capital credit facility, would allow the Credit Facility Lender to exercise its right to collect Pre-Termination Accounts Receivable and apply the proceeds thereof toward amounts due under such working capital credit facility, the Credit Facility Lender will succeed to all rights and powers of Manager under the powers of attorney provided for in Sections 3.5 and 4.4 above as if such Credit Facility Lender had been named as the attorney-in-fact therein.

                  (c) If, contrary to the mutual intent of Manager and Practice, the assignment described in this Section 5.4 shall be deemed for any reason to be ineffective, then Practice and each Physician Shareholder and Practice Employee shall to the extent permitted by applicable Laws, effective as of the date of this Agreement, be deemed to have granted (and Practice does hereby grant, and shall cause each Physician Shareholder and Practice Employee to grant) to Manager a first priority lien on and security interest in and to any and all interests of Practice and such Physician Shareholders and Practice Employees in any accounts receivable generated by the medical practice of Practice and its Physician Shareholders and Practice Employees or otherwise generated through the operations of the medical practice of Practice, and all proceeds with respect thereto, to secure the payment to Manager hereunder of all Practice Expenses and Incentive Compensation, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. Practice shall execute and deliver, and cause each Physician Shareholder and Practice Employee to execute and deliver, all such financing statements as Manager may request in order to perfect such security interest. Practice shall not grant (and shall not suffer any Physician Shareholder or Practice Employee to grant) any other lien on or security interest in or to such accounts receivable or any proceeds thereof or in or to this Agreement to any other person or entity.

SECTION 6. TERM AND TERMINATION.

         6.1 TERM. The initial term of this Agreement shall be for a period of forty (40) years commencing on _______________, 1997 and ending on _________________, 2037. This Agreement may be extended for separate and successive five-year periods (each such five-year period referred to hereinafter as an "extended term"), under such terms and conditions as stated herein with respect to any such extended term; provided, however, that: (a) Practice and Manager mutually agree to extend the term of this Agreement and mutually agree upon the documents to be in effect during any such extended term hereto, not less than sixty (60) days prior to expiration of the initial term or extended term then in effect; and (b) Practice is not in material default hereunder on the date of commencement of the extended term.

         6.2      TERMINATION.

                  (a) Manager may terminate this Agreement, and have no further liability or obligation hereunder, upon the occurrence of one or more of the following events:

                           (i) Practice repeatedly fails to perform in a
material respect its material obligations hereunder and such repeated failure continues for a period of forty-five (45) days after Practice's receipt of written notice specifying such failure; provided, however, that if such failure cannot be cured within forty-five (45) days, but is capable of being cured within a reasonable period of time in excess of forty-five (45) days, then Manager shall not be entitled to terminate this Agreement if Practice commences the cure of such failure within the first forty-five (45) day period and thereafter diligently and in good faith continues to prosecute such cure until completion; provided, further, that if Practice or any Physician Shareholder or Practice

Employee breaches Section 4.5(a) of this Agreement, Manager may terminate this Agreement immediately upon written notice to Practice.

                           (ii) Practice voluntarily files a petition in
bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Practice is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.

                           (iii) Practice is in material breach or default under
any other written agreement with Manager, subject to any applicable notice and cure periods provided in any such agreement.

                           (iv) Any representations and warranties made by
Practice in this Agreement prove to have been untrue or incorrect.

                           (v) If in any calendar year the licenses of 20% or
more in number of the Physician Shareholders or physician Practice Employees to practice medicine in the State of Georgia are suspended or revoked, or are subjected to final disciplinary action by the State Board of Medicine or any similar body on any grounds, other than minor, immaterial or insubstantial grounds, or die or become mentally or physically disabled and, by reason of such disability, are in the reasonable judgment of Manager unable to conduct medical practice on substantially the same basis as conducted prior to such disability, or if in any calendar year 20% or more of the Physician Shareholders retire or sell their interests in Practice and cease to practice medicine on substantially a full-time basis as Practice Employees; provided, however, that in any such event Practice shall have one hundred eighty (180) days from the date on which Manager gives Practice written notice of its intent to terminate this Agreement pursuant to this Section 6.2(a)(v) to replace the affected physicians with other physicians satisfactory to Manager, in its reasonable discretion; provided further, however, that Manager and Practice may agree to bring in a locum tenens physicians to provide physician services during such one hundred eighty (180) day period.

                           (vi) Manager and Practice are unable, notwithstanding
diligent efforts to do so, to agree on any modifications or amendments to the then-current capital and operating budgets for the medical practice of Practice which Manager reasonably deems to be necessary in light of the circumstances then prevailing.

                  (b) Practice may terminate this Agreement, and have no further liability hereunder, upon the occurrence of one or more of the following events:

                           (i) Manager repeatedly fails to perform in a material
respect its material obligations hereunder and such repeated failure continues uncured for a period of forty-five (45) days after Manager's receipt of written notice specifying such failure, provided, however, that if such failure cannot be cured within forty-five (45) days, but is capable of being cured within a reasonable period of time in excess of forty-five (45) days, then Practice shall not be entitled to terminate this Agreement if Manager commences the cure of such failure within the first forty-five (45) day period and thereafter diligently and in good faith continues to prosecute such cure until completion.

                           (ii) Manager voluntarily files a petition in
bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Manager is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.

         6.3 REMEDIES UPON TERMINATION.

                  (a) If this Agreement is terminated pursuant to Section 6.2, Incentive Compensation shall be deemed earned through the date of termination. Any Incentive Compensation due Manager shall be paid within thirty (30) days after the effective date of termination. If this Agreement is terminated pursuant to Sections 6.2(a)(i), 6.2(a)(iii), or 6.2(b)(i) of this Agreement, the non-breaching party may pursue such other legal or equitable relief as may be available in addition to such proration.

         6.4 REPURCHASE OF EQUIPMENT AND SUPPLIES. Upon the termination of this Agreement prior to the end of the forty (40) year initial term (other than a termination by Practice pursuant to Section 6.2(b)(i)), Manager shall have the right to require Practice to repurchase all or any portion of the FFE and all then unused supplies located at the Medical Offices or purchased by Manager for specific use at the Medical Offices (except pharmaceutical supplies), from Manager at a repurchase price equal to the then book value of the FFE and such unused supplies as reflected by Manager's (or Parent's) books and records of account. Exercise of this right by Manager shall be accomplished by written notice to Practice within thirty (30) days after the termination of this Agreement. Such notice of exercise shall also specify a time and date for a closing to be held to consummate such purchase and sale, such closing to be within ninety (90) days after the termination of this Agreement at the offices of Manager in [Atlanta, Georgia], or such other location as Manager shall designate in such written notice. At the closing Practice shall purchase such FFE and unused supplies from Manager hereunder by delivery of cash or immediately available funds, against delivery of a bill of sale from Manager transferring all its right, title or interest in or to same.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

         7.1 REPRESENTATIONS AND WARRANTIES OF PRACTICE. Practice hereby represents and warrants to Manager as follows:

                  (A) ORGANIZATION AND GOOD STANDING. Practice is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Practice has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

                  (B) NO VIOLATIONS. Practice has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Practice or any provisions of or result in the acceleration of, any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Practice is a party, or by which it is bound. This Agreement has been duly executed and delivered by Practice and constitutes the legal, valid and binding obligation of Practice, enforceable in accordance with its terms.

                  (C) FINANCIAL INFORMATION. Practice has hereto furnished Manager with complete copies of certain financial information about Practice which information is true and correct and presents fairly the financial results experienced by Practice for the periods set forth in such information.

                  (D) PROFESSIONAL LIABILITY. No Physician Shareholder or physician Practice Employee has ever (a) had his license to practice medicine in any state or his Drug Enforcement Agency number suspended, relinquished, terminated, restricted or revoked; (b) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board; (c) had entered against him final judgment in, or settle without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of Fifty Thousand and No/100 Dollars ($50,000.00); or (d) had his medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked other than temporary suspension for failure to timely complete medical records.

         7.2 REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager hereby represents and warrants as follows:

                  (A) ORGANIZATION AND GOOD STANDING. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Manager has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

                  (B) NO VIOLATIONS. Manager has the corporate authority to execute, deliver and perform this Agreement and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Manager or any provisions of or result in the acceleration of, any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Manager is a party, or by which it is bound. This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable in accordance with its terms.

SECTION 8. INSURANCE AND INDEMNITY.

         8.1 INSURANCE TO BE MAINTAINED BY PRACTICE. Practice shall provide, or shall arrange for the provision of, and maintain throughout the entire term of this Agreement, professional liability insurance coverage on Practice and each of Practice's employees and agents, including, but not limited to, all Physician Shareholders and Practice Employees, in the minimum amount of Three Million and No/100 Dollars ($3,000,000.00) per occurrence and Five Million and No/100 Dollars ($5,000,000.00) annual aggregate including "tail coverage" to the extent necessary to ensure continuity of coverage. Practice shall provide to Manager written documentation evidencing such insurance coverage. Practice shall, at its sole cost and expense, pay the premium costs of all such professional liability insurance coverage during the term of this Agreement. Practice shall provide, or shall arrange for the provision of, and shall maintain throughout the entire term of this Agreement, workers' compensation insurance coverage on Practice and each of its employees and agents, including, but not limited to, all Physician Shareholders and Practice Employees, in the amounts required by law. Practice shall provide to Manager written documentation evidencing such insurance coverage. Practice shall, at its sole cost and expense, pay the premium costs of all such workers' compensation insurance coverage.
Manager agrees to administer and manage the above insurance.

         8.2 INDEMNIFICATION BY MANAGER. Manager shall indemnify and hold harmless Practice, its shareholders, directors, officers, agents, employees and other personnel from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees, court costs and other expenses incurred in defending against claims or otherwise connected therewith) (hereinafter a "Loss" or "Losses") resulting in any manner, directly or indirectly, from the gross negligence or intentional acts or omissions of Manager, its directors, officers, employees, independent contractors or agents.

         8.3 INDEMNIFICATION BY PRACTICE. Practice shall indemnify and hold harmless Manager, its shareholders, directors, officers, agents, employees and other personnel from and against any all Losses resulting in any manner, directly or indirectly, from the gross negligence, professional malpractice or intentional acts or omissions of Practice, its Physician Shareholders, Practice Employees or independent contractors.

         8.4 INDEMNIFICATION PROCEDURE. Within 60 days after an indemnified person under Section 8.2 or 8.3 (an "Indemnified Person") receives written notice of the commencement of any action or other proceeding, or otherwise becomes aware of any claim or other circumstance, in respect of which indemnification or reimbursement may be sought under Section 8.2 or Section 8.3, such Indemnified Person shall notify the Party required to indemnify hereunder (the "Indemnitor"). If any such action or other proceeding shall be brought against any Indemnified

Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

         8.5 KEY MAN INSURANCE. Practice agrees, and shall cause its Physician Shareholders and Practice Employees to agree, that Manager may obtain, at its sole expense (and not as a Practice Expense) and for its sole benefit, "key man" life insurance policies on any or all Physician Shareholders and Practice Employees. Neither Practice nor any Physician Shareholder or Practice Employee shall have any right, title or interest in or to the proceeds of any such insurance policies. Practice shall cause its Physician Shareholders and Practice Employees to cooperate with Manager, as reasonably requested by Manager from time to time, in obtaining any such insurance policies, including, but not limited to, causing such Physician Shareholders and Practice Employees to submit to such physical examinations and providing such information relating to insurability as Manager may reasonably request from time to time.


SECTION 9. ASSIGNMENT.

         The parties hereby agree that this Agreement shall not be assigned or transferred by either party without the prior written consent of the other; provided, however, that this Agreement may be assigned, in whole or in part, by Manager, in its sole discretion, without the consent of Practice, to any parent, subsidiary or affiliate of Manager or to any person or entity that acquires all or substantially all of the assets of Manager. Any such assignment shall not affect the guaranty by Parent of the obligations of Manager hereunder.

SECTION 10. COMPLIANCE WITH REGULATIONS.

         10.1 PRACTICE OF MEDICINE. The parties hereto acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. Neither of the Parties shall suggest or hold Manager out to the public as being engaged in the practice of medicine. To the extent any act or service herein required of Manager should be construed or deemed to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable. Practice and its Physician Employees and Practice Employees shall be unfettered in the exercise of their professional medical judgment with respect to matters under consideration which require the exercise of such judgment.

         10.2 SUBCONTRACTS. Pursuant to Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four (4) years after termination of this Agreement, Manager shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that if it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand and No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which Manager may be entitled under law or regulation.

SECTION 11. INDEPENDENT RELATIONSHIP.

         11.1 INDEPENDENT CONTRACTOR STATUS.

                  (a) It is acknowledged and agreed that Practice and Manager are at all times acting and performing hereunder as independent contractors. Manager shall neither have nor exercise any control or direction over the methods by which Practice, Physician Shareholders and Practice Employees practice medicine. The sole function of Manager hereunder is to provide all Management Services in a competent, efficient and satisfactory manner. Manager shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of Practice unless otherwise specifically provided for under the terms of this Agreement. In its management role, Manager will have only an obligation to exercise reasonable care in the performance of the Management Services. Manager shall have no liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of Practice. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

                  (b) If any court or regulatory authority shall determine that the independent contractor relationship established hereby violates any statutes, rules or regulations (or in the event that Manager, in good faith, determines that there is a material risk that such a determination would be made by any court or regulatory authority), then the parties will negotiate in good faith to enter into an employment arrangement between Manager and the then-current Physician Shareholders and Practice Employees which substantially preserves for the parties the relative economic benefits of this Agreement. If the parties cannot reach agreement on such an employment arrangement, Manager may terminate this Agreement upon ninety (90) days prior written notice to Practice.

         11.2 REFERRAL ARRANGEMENTS. The parties hereby acknowledge and agree that no benefits to Practice hereunder require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Manager or any of its affiliates, to any patients of Practice, Practice's employees or agents.

SECTION 12. GUARANTEES.

         (a) Irrevocable Guaranty by Parent. To induce Practice to execute and deliver this Agreement, Parent hereby unconditionally and irrevocably guarantees the Practice the full, prompt and faithful performance by Manager of all covenants and obligations to be performed by Manager under this Agreement. This guaranty shall be a guaranty of payment, not merely collection, and shall be unaffected by any subsequent modification or amendment of this Agreement whether or not Parent has knowledge of or consented to such modification or amendment. In the event that Manager fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums or deliver all or any part of such property when due, Parent will perform all such covenants and obligations in accordance with their terms or immediately pay or deliver to Practice (or such other payee or transferee as may be provided in any such agreement) the amount due and unpaid or the property not delivered, as the case may be, by Manager. In the event of bankruptcy, termination, liquidation or dissolution of Manager, this unconditional guaranty shall continue in full force and effect. In the event of any extension of time for payment or performance or other modification of any guaranteed obligation or covenant, or any waiver thereof or other compromise or indulgence with respect thereto or any release or impairment of any security for any such obligation or covenant, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, no notice to, or consent of, Parent shall be required.

         (b) Irrevocable Guaranty by Physician Shareholders. To induce Manager to execute and deliver this Agreement, the undersigned Physician Shareholders severally hereby unconditionally and irrevocably guarantee to Manager the full, prompt and faithful performance by Practice of all covenants and obligations to be performed by Practice under Sections 3.6, 4.4, 4.5, 5.4, 6.4, 8.1, 8.3, 12(b) and 14.7 of this Agreement during the term of such Physician Shareholder's employment with Practice and for a period of five (5) years thereafter. This guaranty shall be a guaranty of payment and performance, not merely collection, and shall be unaffected by any subsequent modification or amendment of this Agreement whether or not such guarantor has knowledge of or consented to such modification or amendment. In the event that Practice fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums or deliver all or any part of such property when due, the Physician Shareholders severally will perform all such covenants and obligations in accordance with their terms or immediately pay or deliver to Manager (or such other payee or transferee as may be provided in any such agreement) their pro rata share (as defined below) of the amount due and unpaid or the property not delivered, as the case may be, by Practice. In the event of bankruptcy, termination, liquidation or dissolution of Practice, this unconditional guaranty shall continue in full force and effect. In the event of any extension of time for payment or performance or other modification of any guaranteed obligation or covenant, or any waiver thereof or other compromise or indulgence with respect thereto or any release or impairment of any security for any such obligation or covenant, or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor, no notice to, or consent of, Practice or any other Physician Shareholder shall be required. With respect to any and all amounts which may be due and payable to Manager hereunder, the pro rata share of each Physician Shareholder's guaranty thereof shall be limited to the percentage amount thereof listed in Exhibit 12(b) hereto.

SECTION 13. NAME; LICENSE. Practice agrees that it shall conduct its medical practice under the name of, and only under the name of "Atlanta Ear, Nose & Throat Associates, P.C.", subject to the terms of the Trademark License between the parties of even date herewith. In the event of any termination of the Trademark License, Practice agrees to change the name under which it conducts its medical practice to a distinctly different name.

SECTION 14. MISCELLANEOUS.

         14.1 NOTICES. Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if hand delivered or sent by overnight express, charges prepaid and properly addressed, to the respective party to whom such notice relates at the following addresses:

                  If to Practice:

                  New Atlanta Ear, Nose & Throat Associates, P.C.
                  5555 Peachtree Dunwoody Road
                  Suite 235
                  Atlanta, Georgia  30342
                  Attention:  Ramie A. Tritt, M.D.

                  Facsimile: (404) 250-0162

with a copy of each notice directed to:

                  Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                  3490 Piedmont Road, Suite 400
                  Atlanta, Georgia  30305
                  Attention:  Robert B. Goldberg
                  Facsimile:   (404) 233-2188

                  If to Manager:

                  PSC MANAGEMENT CORP.
                  3414 Peachtree Road
                  Suite 238
                  Atlanta, Georgia  30326
                  Attention:  Gerald R. Benjamin, Secretary
                  Facsimile: (404) 816-0248

                  If to Parent:

                  PHYSICIANS' SPECIALTY CORP.
                  3414 Peachtree Road
                  Suite 238
                  Atlanta, Georgia  30326
                  Attention:  Gerald R. Benjamin, Secretary
                  Facsimile:(404)816-0248

         with a copy of each notice directed to Manager or Parent to:

                  Richard H. Brody
                  Troutman Sanders LLP
                  5200 NationsBank Plaza
                  600 Peachtree Street, N.E.
                  Atlanta, GA  30308-2216
                  Facsimile: (404) 885-3900


or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

         14.2 ADDITIONAL ACTS. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         14.3 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State applied without giving effect to any conflicts-of-law principles.

         14.4 CAPTIONS, ETC. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. All Addenda and Exhibits to this Agreement are hereby incorporated into this Agreement by this reference.

         14.5 SEVERABILITY. In the event any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction in the premises, the same shall be severable and this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect without such stricken provision.

         14.6 CHANGES IN REIMBURSEMENT. If Medicare, Medicaid, Blue Shield or any other third party payor, or any other Federal, state or local laws, rules, regulations or interpretations, at any time during the term of this Agreement, prohibit, restrict or in any way materially and adversely change the method or amount of reimbursement or payment for services rendered by Practice pursuant to this Agreement or of the method of compensation for either party provided for in this Agreement, then the parties shall amend this Agreement to provide for payment of compensation in a manner consistent with any such prohibition, restriction or limitation and which takes into account any materially adverse change in reimbursement or payment from such third party payors for such physician services, provided such amendments are consistent with the overall economic and other objectives of the parties set forth in this Agreement.

         14.7 MODIFICATIONS. This instrument contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by a duly authorized officer of Manager if Manager is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought, or by Practice if Practice is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought. The parties expressly acknowledge that this Section 14.7 may not be waived, modified or changed by any other persons except the Chief Executive Officer or Chief Financial Officer of Manager and Practice.

         14.8 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by Manager solely as a convenience and that all parties and their counsel have read and fully negotiated all the language used in this Agreement. The parties acknowledge and agree that because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party's role in drafting this Agreement.

         14.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         14.10 BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Subject to the foregoing sentence, no person not a party hereto shall have any right under or by virtue of this Agreement.

         14.11 ENFORCEMENT RIGHTS. Practice acknowledges that both Practice and Manager will be directly or indirectly affected by the enforcement of Practice's rights against third parties and by practice's enforcement of the rights of third parties the enforcement rights of which were delegated to Practice by such third parties, and that Manager may need from time to time to take legal action against third parties to enforce such rights. Therefore, Practice hereby appoints Manager its nonexclusive true and lawful attorney-in-fact to enforce any and all rights of Practice, other than any rights Practice may have against Manager, and to enforce the rights of third parties the enforcement rights of which were delegated to Practice by such third parties, to the extent not contrary to applicable law. Practice agrees to execute any instrument reasonably requested by Manager to evidence such appointment or to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby. Such appointment is coupled with an interest and irrevocable.

         14.12 COSTS OF ENFORCEMENT. If either party files suit in any court against the other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         IN WITNESS WHEREOF, Practice, Manager and Parent have duly executed this Agreement on the day and year first above written.

PSC MANAGEMENT CORP.                      NEW ATLANTA EAR, NOSE &
                                          THROAT ASSOCIATES, P.C.

By:                                       By:
   ----------------------------------        ----------------------------------
Printed Name:  Gerald R. Benjamin         Printed Name: Ramie A. Tritt, M.D.

Title:                                    Title:
      -------------------------------           -------------------------------


PHYSICIANS' SPECIALTY CORP.

By:
   ----------------------------------
Printed Name: Gerald R. Benjamin
Title:
      ------------------

         The undersigned, constituting all of the Physician Shareholders, hereby ratify and confirm the above Agreement and agree to be bound by its terms, including, but not limited to, the terms of Sections 3.6, 4.4, 4.5, 5.4, 6.4, 8.1, 8.3, 12(b), and 14.7 this Agreement on the basis and to the extent provided in Section 12(b) hereof.

                                                 -----------------------------
                                                 Ramie A. Tritt, M.D.


                                                 -----------------------------
                                                 Daniel M. Adams, III, M.D.


                                                 -----------------------------
                                                 Michael J. Pickford, M.D.


                                                 -----------------------------
                                                 Keith Jackson, M.D.


                                                 -----------------------------
                                                 Keith A. Kowal, M.D.


                                                 -----------------------------
                                                 Ann K. White, M.D.

                                             [ADDITIONAL SIGNATURE LINES]

                                    EXHIBIT B

                        INCENTIVE COMPENSATION TO MANAGER


On an annual basis, after Manager has received the annual retained amount of [$2,307,750] (or such increased amount as provided in Section 3.18) pursuant to
Section 1.6(g) (the "Retained Amount"), Manager shall receive as incentive compensation an amount equal to the product of (A) the excess of Net Practice Revenues over Practice Expenses with respect to the period after the Retained Amount was reached in such year, determined in accordance with generally accepted accounting principles, multiplied by (B) 80%, multiplied by (C) a fraction, the numerator of which is the Retained Amount and the denominator of which is the excess of Net Practice Revenues over Practice Expenses (without regard to the Retained amount) with respect to the period ending when the Retained Amount was reached, determined in accordance with generally accepted accounting principles. An example of the calculation of incentive compensation follows:


(000's)                                11 Months                    1 Month                   Total Year
                                  -------------------          -----------------            ------------

                                    $             %              $           %               $           %
                                   ---           ---            ---         ---             ---         ---
Net Practice Revenues              $18,462       100.0%         $1,538      100.0%          $20,000     100.0%

Practice Expenses                    9,231        50.0%            769       50.0%           10,000      50.0%
                                   ---------     -----          ------      -----           ---------   -----
                                     9,231        50.0%            769       50.0%           10,000      50.0%

Base Fee                             2,307.5      12.5%           ----       ----             2,307.5    11.5%

Incentive Fee                           ----      ----           153.8(B)    10.0%              153.8      .7%
                                   ---------     -----          ------      -----           ---------   -----

Available for M.D.
Compensation & Benefits            $ 6,932        37.5%         $615.2       40.0%          $ 7,538.70   37.69%
                                   =========     =====          ======      =====           ==========   =====

Base Fee as % of Excess            25%(A)


(A) 12.5% divided by 50% = 25.0%
(B) 25% (per above) x 80% - 20% of Available Amounts

         In applying the formula stated above, Manager will fairly allocate expenses in accordance with generally accepted accounting principles to the periods before and after the Retained Amount is achieved and account on a proper basis for partial months. In the event of a dispute over such calculations, the parties agree to refer the matter to the Manager's independent public accountants for an independent determination of the calculation, which determination shall be final and binding on all parties.

                                   APPENDIX A

                                   DEFINITIONS
                                   -----------

Defined Term                                                      Section
------------                                                      -------
Asset Purchase Agreement                                          Background
Confidential Information                                          4.6(e)
Credit Facility Lender                                            5.4(b)
Effective Date                                                    Preamble
Estimated Collection Percentage                                   5.2
extended term                                                     6.1
FFE      3.3
GAAP     1.2
Incentive Compensation                                            5.1
Indemnified Person                                                8.4
key man                                                           8.5
Laws     3.12
Management Services                                               3.1
Manager                                                           Preamble
Medical Offices                                                   3.1
Net Practice Revenues                                             1.3
Parent   Preamble
Parties  Background
Physician Employment Agreements                                   3.14
Physician Expenses                                                4.1
Physician Shareholders                                            1.4
Practice                                                          Preamble
Practice IP                                                       4.6(d)
Practice Employees                                                1.5
Practice Expenses                                                 1.6
PSC      Background
Reasonable attorneys' fees                                        14.11

                                                                   EXHIBIT 12(B)


         The Pro rata liability of each Physician Shareholder under Section 12(b) hereof shall be 2 times the percentage amount of the outstanding shares of Atlanta Ear, Nose & Throat Associates, P.C. ("AENT") held by such Physician Shareholder as of the date of execution of the Asset Acquisition Agreement between AENT, Manager, Parent and the Physician Shareholders, as follows:

                                          % of Shares        Pro Rata Liability
Name of Physician Shareholder               of AENT          under 12(b)
-----------------------------               -------          -----------
Ramie A. Tritt, M.D.
Daniel M. Adams, III, M.D.
Michael J. Pickford, M.D.
Keith Jackson, M.D.
Keith A. Kowal, M.D.
Ann K. White, M.D.
[ADDITIONAL PHYSICIAN SHAREHOLDERS]

                 SCHEDULE OF OTHER MANAGEMENT SERVICES AGREEMENTS


Management Services Agreement to be entered into between the Registrant, PSC Management Corp. and PSC Alabama Corp. which will be materially similar to the filed exhibit.